EXHIBIT 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ANNOUNCES SALE OF GESTIVA™

Non –Core Asset to be Sold to KV Pharmaceutical Company

BEDFORD, MA, (January 22, 2008) — Hologic, Inc. (NASDAQ: HOLX), a diversified medical technologies company specializing in diagnostic tools, imaging products and interventional devices dedicated to serving the healthcare needs of women, announced today that it has entered into a definitive agreement pursuant to which it has agreed to sell full U.S. and worldwide rights to Gestiva™ (17-alpha hydroxyprogesterone caproate) to KV Pharmaceutical Company upon approval of the pending Gestiva™ New Drug Application (the “Gestiva NDA”) by the U.S. Food and Drug Administration (the “FDA”).

The development of Gestiva™, a drug, if approved by FDA, which could be used in the prevention of preterm birth in pregnant women with a history of at least one spontaneous preterm birth, was originally begun by Adeza Biomedical Corporation, which was acquired by Cytyc Corporation on April 2, 2007. On October 22, 2007, Hologic completed its business combination transaction with Cytyc and as a result acquired all rights to Gestiva™.

The purchase price to be paid to Hologic as a result of the transaction is $82 million in cash, $7.5 million of which is payable at the closing of the transaction and the balance of which is payable upon final approval by the FDA of the Gestiva NDA and the production of a quantity of Gestiva suitable to enable the commercial launch of the product. The closing of the transaction is expected to occur within 30 days after the satisfaction of customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976).

Jack Cumming, CEO of Hologic, said “We are pleased to complete this transaction to sell the Gestiva product line to KV Pharmaceutical. We believe women worldwide will better realize the benefits of Gestiva coming from a dedicated pharmaceutical firm. This will also allow Hologic to remain focused in our primary fields of medical devices and cancer diagnostics for women.”

About Hologic, Inc.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic leads the industry in digital mammography systems and offers the most advanced technology for breast imaging and breast biopsy. Hologic’s core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for mennorrhagia, osteoporosis assessment, preterm birth risk assessment, and mini C-arm for extremity imaging. For more information visit www.hologic.com.

Forward Looking Disclaimer

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding Hologic’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the completion of the transaction pursuant to which Hologic is disposing of Gestiva™. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Risks and uncertainties that may affect Hologic’s ability to consummate its disposition of Gestiva™ include, among others: the FDA failing to approve the Gestiva NDA, the parties being unable to obtain any necessary regulatory approvals including approval of the transaction under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, and the transaction may not be completed because, among other reasons, conditions to the closing of the transaction may not be satisfied. Other factors that could adversely affect Hologic’s business and prospects are described in Hologic’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Hologic’s expectations or any change in events, conditions or circumstances on which any such statement is based.